UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2013

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-54361	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On September 12, 2013, the holders of certain convertible notes of Skyline Medical Inc. (f/k/a BioDrain Medical, Inc.) (the “Company”) converted the outstanding principal and interest balances of such notes into an aggregate of 78,961,427 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). Of these shares, 48,603,159 shares were issued to SOK Partners, LLC, 22,463,172 shares were issued to Dr. Samuel Herschkowitz, and the remaining 7,895,096 shares were issued to other investors.

All of such convertible notes were previously issued in transactions the Company believed were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

The convertible notes held by SOK Partners, LLC and Dr. Herschkowitz, who are affiliates of the Company, had principal and interest balances of $680,444.22 in the case of SOK Partners, LLC and $314,484.19 in the case of Dr. Herschkowitz. These notes, which were secured by the intellectual property and certain other assets of the Company, are no longer outstanding as of September 12, 2013. The convertible notes held by the other investors (none of whom are affiliates of the Company) had aggregate principal and interest balances of $1,262,865.21.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company held its annual meeting of shareholders on Tuesday, September 10, 2013 (the “Annual Meeting”). At the Annual Meeting, the Company’s shareholders approved an amendment to the Company’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”) to increase the reserve of shares of Common Stock authorized for issuance thereunder to 100,000,000. For information regarding the 2012 Plan, as amended, and the terms of certain grants recently made under the 2012 Plan, please refer to the Company’s definitive proxy statement for the Annual Meeting as filed with the SEC on August 27, 2013.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, the Company’s shareholders took the following actions:

(i) The shareholders approved the proposed reincorporation of the Company in the State of Delaware, including an increase in the authorized share capital of the Company from 300,000,000 shares of Common Stock to 800,000,000 shares of Common Stock (proportionately reduced in the event of a reverse stock split) and 10,000,000 shares of preferred stock (collectively, the “Reincorporation Merger”). The Company’s Board of Directors has the discretion to consummate the Reincorporation Merger. There were 80,449,583 votes cast for the proposal; and 209,493 votes were cast against the proposal. There were no abstentions or broker non-votes.

The Reincorporation Merger is not yet effective, and will become effective only upon filing of a properly executed certificate of merger with the Secretary of State of Delaware and articles of merger with the Secretary of the State of Minnesota.

(ii) The shareholders elected six directors to serve as members of the Company’s Board of Directors until the next annual meeting of shareholders. There were no broker non-votes and the shareholders present in person or by proxy cast the following numbers of votes in connection with the election of directors, resulting in the election of all nominees:

Nominee	Votes For	Votes Withheld
Dr. Arnon Dreyfuss	80,658,876	200
Ricardo Koenigsberger	80,658,876	200
Joshua Kornberg	80,659,076	0
Frank Mancuso, Jr.	80,659,076	0
Thomas J. McGoldrick	80,659,076	0
Andrew P. Reding	78,238,459	2,420,617

(iii) The shareholders approved an amendment to the Company’s 2012 Plan to increase the reserve of shares of Common Stock authorized for issuance thereunder to 100,000,000. There were 79,837,005 votes cast for the proposal; 799,071 votes were cast against the proposal; and 23,000 votes abstained. There were no broker non-votes.

(iv) The shareholders approved a non-binding advisory resolution to approve the compensation of the Company’s executive officers. There were 80,647,276 votes cast for the proposal; 7,500 votes were cast against the proposal; and 4,300 votes abstained. There were no broker non-votes.

(v) The shareholders approved a non-binding advisory resolution that the shareholders vote on the compensation of the Company’s executive officers every three years. There were 12,189,436 votes cast for having such vote occur every year; 9,424,138 votes were cast for having such vote occur every two years; 51,820,072 votes were cast for having such vote occur every three years; and 7,225,430 votes abstained. There were no broker non-votes.

(vi) The shareholders ratified the appointment of Olson Thielen & Co., Ltd. as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013. There were 90,157,542 votes cast for the proposal; 0 votes were cast against the proposal; and 26,539 votes abstained. There were no broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2013

SKYLINE MEDICAL, INC.

By:	/s/ Josh Kornberg
Josh Kornberg
President and Chief Executive Officer